Exhibit (h)(xii)

AMENDMENT

To Transfer Agency and Service Agreement

between

Schroder Series Trust

and

State Street Bank and Trust Company

This Amendment is made as of this 20th day of September 2011 between Schroder Series Trust and State Street Bank and Trust Company.  In accordance with Article 10 (Additional Funds) and Article 12 (Amendment) of the Transfer Agency and Service Agreement dated October 27, 1993, as amended, (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.               Schedule A.  The current Schedule A to the Agreement is replaced and superseded with the Schedule A attached hereto and dated September 20, 2011;

2.               All defined terms and definitions in the Agreement shall be the same in this amendment (the “September 20, 2011 Amendment”) except as specifically revised by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SCHRODER SERIES TRUST		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Alan M. Mandel	By:	/s/ Michael Rogers

Name:	Alan M. Mandel	Name:	Michael Rogers

Title:	Treasurer	Title:	Executive Vice President

SCHEDULE A

Dated: September 20, 2011

Funds

Schroder Absolute Return EMD and Currency Fund

Schroder Emerging Market Equity Fund

Schroder International Multi-Cap Value Fund

Schroder Multi Asset Growth Portfolio Fund

Schroder Total Return Fixed Income Fund

Schroder U.S. Small and Mid Cap Opportunities Fund

SCHRODER SERIES TRUST		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Alan M. Mandel	By:	/s/ Michael Rogers

Name:	Alan M. Mandel	Name:	Michael Rogers

Title:	Treasurer	Title:	Executive Vice President